MINISTERE DE LA SANTE N°....../MS I CAB 1201.r.:... N° /Ref: v /Ref	REPUBLIQUE DE GUINEE Travail- - Solidarite

Monsieur John Cecil President Directeur General KALLO Inc

Objet : Accuse reception

Monsieur le PDG,

Nous accusons reception de votre lettre d'intention en date du 5 Avril 2015 par laquelle vous manifestez votre interetde concevoir et construire des Hopitaux specialises en Republique de Guinee dans les regions de Conakry, Kindia, Labe, Kankan et Nzerekore. Nous vous en remercions.

En acceptant votre requete avec !'accord du partenaire financier MEDIC TRUST, nous vous demandons en consequence de planifier et de mobiliser vos equipes techniques pour une visite de site en Guinee pour les etudes requises en vue de Ia construction des Hopitaux en Republique en Guinee dans les regions ci-dessus mentionnees.

Le Ministere de Ia Sante Publique et de !'Hygiene garde l'espoir de developper des Hopitaux aussitot que possible pour les populations guineennes avec le Standard International dans le developpement et le progres du systeme de prestations de sante en Republique de Guinee selon le programme de changement du President Professeur Alpha CONDE.

Vous en souhaitant bonne réception, veuillez agréer Monsieur le Président Directeur Général l'expression de mes sentiments de respects.

MINISTÈRE DE LA SANTÉ
RÉPUBLIQUE DE GUINÉE

Médecin Colonel Remy LAMAH

Grand officier de l'Ordre National de Mérite de la République Française

Ministere de Ia Sante, Boulevard du Commerce- BP : 585 - Conakry

Conakry, April 14th, 2015
To: Mr. John Cecil
CEO KALLO Inc.

Subject: Delivery report, Mr. CEO

We confirm receipt of your letter of intent dated April 5th, 2015 in which you express your interest to design and build specialized hospitals in the Republic of Guinea in the Conakry, Kindia, La be, Kankan and Nzerekore regions. We thank you.

By accepting your request with  the approval of financial partner MEDIC TRUST, we ask you to plan and mobilize your technical teams for a site visit to Guinea for the studies required for the construction of the hospitals in the regions listed above.

The Ministry of Public Health and Hygiene hopes for the development ofthese hospitals soon as possible for the Guinean population with the International Standard in the development and progress of the health delivery system in the Republic of Guinea according to President Professor Alpha Conde's change program.

Wishing you good reception, please accept Mr. CEO my feelings of respect.

Doctor Colonel Remy LAMAH

Grand Officer of the National Order of Merit of the French Republic